EXHIBIT 99.2

Occidental Petroleum Corporation

DR. RAY R. IRANI
Chairman and Chief Executive Officer

-Conference Call-
Third Quarter 2010 Earnings Announcement

October 19, 2010
Los Angeles, California

Thank you, Chris. Good morning, ladies and gentlemen.
I am very enthusiastic about the new management structure we announced last week, both for myself and for Oxy. The new structure will assure Oxy of continuity of a winning team, both in terms of our experienced and effective management, and in terms of our emphasis on a highly successful business strategy.
To recap the new structure, I informed our Board of Directors of my desire to relinquish the position of Chief Executive Officer, effective at the May 2011 Annual Meeting of Stockholders, and to continue as full-time Executive Chairman. I recommended to the Board that Steve Chazen replace me as CEO. The Board agreed with this new structure. Steve is a proven leader. He has been an integral member of our senior management team for many years. Steve joined Occidental in 1994 as Executive Vice President – Corporate Development, became Chief Financial Officer in 1999, President in 2007, and Chief Operating Officer earlier this year. He was also elected to the Board of Directors in 2010. He has made and will continue to make significant contributions to Occidental’s ongoing success and development. This is a carefully developed and long anticipated senior management transition.

Steve and I have had an extraordinarily productive partnership for many years. Clearly, maintaining this partnership is in the best interests of Oxy and its stockholders, and I look forward to continuing this partnership in future years.
During the 20 years that I have been CEO, our management team has transformed Oxy from a conglomerate of unrelated business entities with a market capitalization of $5 billion, into the fourth-largest oil and gas company in the United States with a market capitalization of almost $70 billion.  Oxy has led its proxy peer group in total stockholder return – with cumulative returns of 76 percent over the past three years, 204 percent over the past five years and 870 percent over the past 10 years. I am very proud of these accomplishments.
Our management team is strong and cohesive, and will be ready, willing and able under this new structure to take Oxy to new heights in performance and excellence.
I’ll now turn the call over to Steve Chazen for the details on our third quarter performance.
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Occidental Petroleum Corporation

STEPHEN CHAZEN
President and Chief Operating Officer

– Conference Call –
Third Quarter 2010 Earnings Announcement

October 19, 2010
Los Angeles, California

Thank you Ray.
Net income was $1.2 billion or $1.46 per diluted share in the third quarter of 2010, compared to $927 million or $1.14 per diluted share in the third quarter of 2009.  Income from continuing operations was $1.47 per diluted share in the third quarter this year, compared to $1.14 per diluted share in the third quarter of last year.
Here’s the segment breakdown for the third quarter.
Oil and gas third quarter 2010 segment earnings were $1.7 billion, compared to $1.5 billion for the third quarter of 2009.  The improvement in 2010 was driven mostly by higher commodity prices with additional contributions from higher volumes.  Realized crude oil prices increased 13 percent in 2010 and domestic natural gas prices improved 38 percent from the third quarter of 2009.  Partially offsetting these gains were higher DD&A rates and higher operating expenses, partly resulting from fully expensing CO2 costs in 2010.

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Production volumes for the third quarter of 2010 were 751,000 BOE per day, a 6 ½ percent increase compared with 705,000 BOE per day for the third quarter of 2009.  Most of the year-over-year production increases came from the Middle East / North Africa region, with smaller increases in Argentina and the United States.

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Worldwide oil and gas sales volumes for the third quarter of 2010 were 749,000 barrels of oil equivalent per day, an increase of over 6 ½ percent, compared with 702,000 BOE per day in the third quarter of last year.  Sales volume differs from the production volumes above due mainly to the timing of a lifting in Argentina.

●	Exploration expense was $83 million in the quarter.
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Oil and gas cash production costs, excluding production and property taxes, were $10.25 a barrel for the first nine months of 2010.  Last year's twelve-month costs were $9.37 a barrel.  The nine-month increase reflects $0.35 a barrel higher CO2 costs, due to our decision to expense 100% of injected CO2 beginning in 2010, and higher field support operations, workovers and maintenance costs.  The higher domestic workover activity is mostly in the Permian.

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Taxes – other than on income were $1.76 per barrel for the nine months of 2010 compared to $1.60 per barrel for all of 2009.  These costs, which are sensitive to product prices, reflect the effect of higher crude oil and gas prices in 2010.

Chemical segment earnings for the third quarter of 2010 were $189 million, compared with $108 million in the second quarter of 2010. The third quarter results reflect improvement from the second quarter 2010 in both volumes and margins across most product lines.  Export markets have improved more rapidly than domestic markets due in part to the favorable feedstock costs in North America versus Europe and Asia.
Midstream segment earnings for the third quarter of 2010 were $163 million, compared to $77 million in the third quarter of 2009.  The increase in earnings was mainly due to trading and marketing income and higher margins in the pipeline businesses.
The worldwide effective tax rate was 41 percent for the third quarter of 2010.
Let me now turn to Occidental's performance during the first nine months.
Net income was $3.3 billion or $4.07 per diluted share for the first nine months of 2010, compared with $2.0 billion or $2.43 per diluted share for the first nine months of 2009.  Core income was $3.3 billion or $4.09 per diluted share for the first nine months of this year, compared with $2.0 billion or $2.48 per diluted share for the year to date 2009 period.
The weighted-average basic shares outstanding for the nine months of 2010 were 812.4 million and the weighted-average diluted shares outstanding were 813.8 million.
Our debt to capitalization ratio was 7 percent at the end of the third quarter.
Capital spending for the third quarter of 2010 was about $1.1 billion and $2.8 billion for the first nine months.  Year to-date capital expenditures by segment were 82 percent in Oil and Gas, 13 percent in Midstream with the remainder in Chemicals.
Cash flow from operations for the nine months of 2010 was $6.6 billion.  We used $2.8 billion of the company’s cash flow to fund capital expenditures, $1.6 billion on acquisitions and $340 million on foreign contracts.  These investing cash flow uses amounted to $4.7 billion.  We also used $850 million to pay dividends and $310 million to retire debt.  These and other net cash flows increased our $1.2 billion cash balance at the end of last year by $0.9 billion to $2.1 billion at September 30.  The first nine months' free cash flow after capital spending and dividends but before acquisition activity and debt retirements was about $3.1 billion.
Acquisitions
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Our acquisition costs in the third quarter were $1.1 billion and we expect to spend about $300 million in the first part of the fourth quarter.  Through these acquisitions we expect to add about 10,000 BOE per day average production in the fourth quarter.  These acquisitions have a run rate of about 12,000 BOE per day.  Of this production about a third will be liquids and the balance will be natural gas.  Over the medium-term, we expect these acquisitions to add at least 25,000 BOE per day of production.  This increase will come largely from oil production.

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In addition to these acquisitions, we expect to add an additional 380,000 acres to our California acreage position and interests in 100,000 acres in other producing areas.  Our California acreage will now reach approximately 1.6 million acres, an overwhelming portion of which consists of mineral interests.

●	We don't contemplate any more sizeable acquisitions of acreage in California.

Our total year capital spending is expected to be about $4.4 billion.  The capital spending rate will increase in the fourth quarter of the year largely in our domestic operations and in Iraq.

Drilling rigs – At the beginning of the year we were running 11 development rigs in California and 5 rigs in the Permian.  We are currently running 16 drilling rigs in California and 9 in the Permian and expect our year-end exit rate rig count to reach 19 rigs in California and 14 in the Permian.  Next year, we anticipate working 21 rigs in California and 15 rigs in the Permian.  In the current environment, we are cautious about natural gas drilling and may reevaluate our 2011 U.S. natural gas drilling program.
Workover rigs – In the Permian, we are currently running 94 workover rigs, compared with the 57 rigs we had at the beginning of the year.  We currently expect to be operating 110 rigs at the end of 2010.  A portion of workover expenditures are expensed as opposed to being capitalized depending on their nature.  Our operating costs have recently increased due to higher workover activity to $10.94 per barrel in the third quarter of 2010 and further increases are expected in the fourth quarter.
As we look ahead in the current quarter:
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We expect oil and gas production and sales volumes to be in the range of 760,000 to 770,000 BOE/day at third quarter average oil prices.  Volume increases in the fourth quarter are expected to come from California, Oman's Mukhaizna field and the acquisitions.  An increase in oil prices of $5.00 per barrel from the third quarter 2010 levels would result in about 4,000 BOE per day lower production due to the impact of higher prices affecting our production sharing and similar contracts.
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Based on the development plan at the Zubair field in Iraq, we believe we should have a small amount of production in the fourth quarter.  We do not expect to report any sales from Iraq until the first quarter of 2011.  The field development plan is on track for us to meet next year's production targets.

With regard to prices -
●	At current market prices, a $1.00 per barrel change in oil prices impacts quarterly earnings before income taxes by about $39 million. The average third quarter WTI oil price was $76.20 per barrel.
●	A swing of 50-cents per million BTUs in domestic gas prices has a $27 million impact on quarterly earnings before income taxes. The current NYMEX gas price is around $3.90 per MCF.
Additionally -
●	We expect exploration expense to be about $110 million for seismic and drilling for our exploration programs.
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The chemical segment is expected to provide earnings for the fourth quarter of $100 to $120 million.  The fourth quarter is usually the weakest quarter for the business.  We expect that continued margin improvements will be offset by the typical seasonal slowdown in the housing, construction, bleach and fertilizer markets.

●	We expect our combined worldwide tax rate in the fourth quarter of 2010 to be about 41 percent. Our third quarter U.S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule.”
Century Plant
The Century Plant has just started operations and will be providing additional CO2 to support growth in our Permian operations.  We expect that the plant will yield about 180 million cubic feet per day of CO2 next year to support our Permian EOR operations.  We are in the process of contracting additional CO2 from other sources and will use penalty payments due from the operator for under production to support these activities.  We expect to have sufficient CO2 to meet the needs of our previously disclosed expansion of flooding activities.
California Update –
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During the first nine months of the year, we drilled 7 conventional exploration and extension wells in California.  Of these, 5 were outside of the Kern County Discovery area.  Two of these wells are currently being tested.  We also drilled 12 unconventional exploration wells in the first nine months of the year, of which 3 were successful and 5 are being tested.

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In the fourth quarter, we expect to drill 10 exploration wells of which 2 will be conventional and the remaining 8 wells will be non-conventional.  In the fourth quarter, our exploration program will target smaller prospects until permits are obtained for larger ones.

●	We have also drilled 13 conventional exploitation wells in the Kern County Discovery area and 15 unconventional exploitation wells in California in the first nine months.

●	Due to delays in permitting, we've reduced our exploitation plans for the second half of the year by about 10 wells.
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We are continuing to have problems with our gas processing and gathering infrastructure at Elk Hills.  As a result, we expect our gas and related NGL production to be about flat in the fourth quarter.  We have ordered and commenced construction of the first new processing plant and will order the second plant shortly.  Once complete, the new processing plants will increase productive capacity, improve yields, enhance netbacks and lower operating costs.  We are also actively working to optimize and debottleneck our existing facilities to improve performance.  In addition, we are shifting our drilling to oil wells, which we expect will result in higher oil production in the fourth quarter.

●	Copies of the press release announcing our third quarter earnings and the Investor Relations Supplemental Schedules are available on our website at www.oxy.com or through the SEC’s EDGAR system.
Now we're ready to take your questions.

Occidental Petroleum Corporation
Free Cash Flow
Reconciliation to Generally Accepted Accounting Principles (GAAP)
($ Millions)
Nine Months
2010
Consolidated Statement of Cash Flows
Cash flow from operating activities	6,607
Cash flow from investing activities	(4,574)
Cash flow from financing activities	(1,154)
Change in cash	879

Free Cash Flow
Cash flow from operating activities	6,607
Capital spending	(2,814)
Cash dividends paid	(848)
Equity method investment dividends	133
Free cash flow	3,078